CLASS A DISTRIBUTION PLAN
OF
FIRST INVESTORS INCOME FUNDS

WHEREAS, FIRST INVESTORS INCOME FUNDS (the “Fund”) is an open-end management investment company duly registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund employs one or more broker-dealers as distributors of its shares (“Underwriter”) pursuant to a written agreement (“Underwriting Agreement”);

WHEREAS, Rule 12b-1 under the 1940 Act permits registered investment companies to bear certain expenses associated with the distribution of their shares;

WHEREAS, the Fund offers multiple series and multiple classes of shares for purchase by shareholders;

WHEREAS, the Board of Trustees believes that payment of certain expenses associated with the distribution of the Class A shares of the separate investment series of the Fund listed in Schedule A hereto, as may be amended from time to time (individually and collectively, the “Series”) (the Class A shares of each Series, the “Class A Shares”) and the servicing or maintenance of shareholder accounts for such Class A Shares would be beneficial to the Fund and its shareholders; and

WHEREAS, the Fund, on behalf of its Series, wishes to adopt a plan under Rule 12b-1 to permit each Series to pay some of the expenses involved in distributing its Class A Shares and the servicing or maintenance of its shareholder accounts for such Class A Shares.

NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts the following distribution plan in accordance with Rule 12b-1 (the “Class A Plan”):

1.           Payment of the Fee.  Pursuant to one or more Underwriting Agreements which the Fund can enter into from time to time and this Class A Plan, each Series shall pay as compensation for the Underwriter’s services an annualized Rule 12b-1 fee of an aggregate of 0.30% of each Series’ average daily net assets attributable to its Class A Shares (referred to herein as the “Class A 12b-1 Fee”).  The Class A 12b-1 Fee is payable by each Series monthly, or at such other intervals as shall be determined by the Board of Trustees in the manner provided for approval of the Class A Plan in paragraph 5(a).  The Class A 12b-1 Fee shall consist of a distribution fee and a service fee, in the following proportions: (a) the distribution fee shall be at the rate of 0.05% of the average daily net assets attributable to Class A Shares of such Series, and (b) the service fee shall be at the rate of 0.25% of the average daily net assets attributable to Class A Shares of such Series; provided, however, that if the Underwriter waives its right to receive any portion of the Class A 12b-1 Fee, any Class A 12b-1 Fee in an amount up to and including 0.25% of the daily net assets attributable to Class A Shares of such Series shall be treated as a service fee and any Class A 12b-1 Fee in an amount above 0.25% of the daily net assets attributable to Class A Shares of such Series shall be treated as a distribution fee .  The Class A 12b-1 Fee shall be payable regardless of whether that amount exceeds or is less than the actual expenses incurred by the Underwriter in distributing Class A Shares of such Series in a particular year.

2.           Expenses Different from Annual Rate.  To the extent that the Class A 12b-l Fees paid by the Series in a particular year exceeds actual expenses attributable to Class A Shares of the Series incurred by an Underwriter in that year, the Underwriter may realize a profit in that year.  If the expenses attributable to Class A Shares incurred by an Underwriter in a particular year are greater than the Class A 12b-1 Fees, the Underwriter may incur a loss in that year and may not recover from the Series such excess of expenses attributable to Class A Shares of the Series over the Class A 12b-1 Fees unless actual expenses attributable to Class A Shares of the Series incurred in a subsequent year in which the Class A Plan remained in effect were less than the Class A 12b-1 Fees paid under the Class A Plan in that year.

3.           Distribution and Service Fees.  “Distribution” fees are fees paid for the distribution of the Series’ Class A Shares, including continuing payments to registered representatives and dealers for sales of such shares, the costs of printing and dissemination of sales material or literature, prospectuses used as sales material and reports or proxy material prepared for the Series’ shareholders of the Class A Shares to the extent that such material is used in connection with the sales of the Class A Shares, and general overhead of an Underwriter.  “Service” fees are fees paid for services related to the maintenance and servicing of existing shareholder accounts for the Series’ Class A Shares, including shareholder liaison services, whether provided by individual representatives, dealers, an Underwriter or others.

4.           Reports to Trustees.  Quarterly and annually in each year that the Class A Plan remains in effect, the Treasurer of the Fund shall prepare and furnish to the Board of Trustees of the Fund a written report of the amounts so expended and the purposes for which such expenditures were made under the Class A Plan.  The Board of Trustees will promptly review the Treasurer’s report.

5.           Approval of Plan.  The Class A Plan shall become effective with respect to any Series of the Fund immediately upon the approval by votes of (a) a majority of (i) the Fund’s Board of Trustees and (ii) the Trustees who are not “interested persons” of the Fund, within the meaning of the 1940 Act, and who have no direct or indirect financial interest in the operation of the Class A Plan or in any agreements related to the Class A Plan (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on such Class A Plan and (b) a “majority of the outstanding voting securities” of the Class A Shares of such Series, voting separately from any other class or Series of the Fund (a “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act).

6.           Termination of Plan.  The Class A Plan can be terminated by any Series at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class A Shares of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2(a)(42) of the 1940 Act).

7.             Amendments.  Any amendment to increase materially the cost to any Series of the Fund under the Class A Plan may not be instituted without the approval of a majority of the outstanding voting securities of the Class A Shares of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2(a)(42) of the 1940 Act).  If Class B shares of any Series of the Fund are convertible into Class A Shares of such Series, and if the Fund implements any amendment to the Class A Plan that would increase materially the cost to any Series of the Fund under the Class A Plan, then Class B shares of such Series will stop converting into Class A Shares of such Series unless the holders of a majority of the outstanding voting securities of the Class B shares of such Series, voting separately from any other class or Series of the Fund (as defined in Section 2(a)(42) of the 1940 Act), also approve the amendment.  Any material amendment of the Class A Plan must also be approved by the Board of Trustees in the manner described in paragraph 5(a).

8.             Nomination of Trustees.  While the Class A Plan shall be in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees then in office.

9.             Term.  The Class A Plan shall remain in effect with respect to any Series for one year from the date of its approval by the shareholders of the Class A Shares of such Series and may continue thereafter only if the Class A Plan is approved at least annually in the manner described in paragraph 5(a).

Dated: January 27, 2006, as amended May 17, 2012

Schedule A

FIRST INVESTORS INCOME FUNDS
Fund For Income Government Fund Investment Grade Fund International Opportunities Bond Fund

Schedule updated: May 17, 2012

4